Exhibit 4.5

CECO ENVIRONMENTAL CORP.

Restricted Stock Units Inducement Award Agreement

This RESTRICTED STOCK UNITS INDUCEMENT AWARD AGREEMENT (this “Agreement”) is made as of July 6, 2020, by and between CECO Environmental Corp., a Delaware corporation (the “Company”), and Todd Gleason (the “the Grantee”) with respect to the grant of restricted stock units by the Company to the Grantee (the “Grant”). This Grant is intended to be an inducement that is material to the Grantee, who is entering into employment with the Company, and to encourage stock ownership by the Grantee, thereby aligning the Grantee’s interests with those of the stockholders of the Company. This Agreement is intended to comply with Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules, which provide an exception to the Nasdaq Stock Market Listing Rules’ stockholder approval requirement for the issuance of securities with regards to grants to employees of the Company as an inducement material to such individuals entering into employment with the Company, and shall be administered and interpreted consistent with such intent.

1.    Certain Definitions. Although this Grant and Agreement are not made pursuant to the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan (the “Plan”), any capitalized terms used herein but not defined herein will have the meanings given to such terms in the Plan.

2.    Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, pursuant to authorization under resolutions of the Committee (as defined herein), the Company has granted to the Grantee as of July 6, 2020 (the “Date of Grant”) 94,340 restricted stock units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.    Restrictions on Transfer of RSUs. Neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.    Vesting of RSUs.

(a)

The RSUs covered by this Agreement shall become nonforfeitable and payable (“Vest,” “Vesting” or “Vested”) to the Grantee pursuant to Section 5 hereof in substantially equal installments on each of the first four anniversaries of the Date of Grant if the Grantee remains in the continuous employment of the Company or a Subsidiary until each such date (the period from the Date of Grant until the last such anniversary of the Date of Grant, the “Vesting Period”). Except as otherwise provided in this Section 4, any RSUs that do not Vest will be forfeited, including if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)

Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the RSUs will Vest (except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(c) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”)) immediately prior to the Change in Control. Any portion of the RSUs that Vest in accordance with this Section 4(b) will be paid as provided for in Section 5 of this Agreement.

(c)

For purposes of this Agreement, a “Replacement Award” means an award (i) of time-based restricted stock units, (ii) that has a value at the time of grant or adjustment at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Grantee is subject to U.S. federal income tax under the Code, the tax consequences of which to the Grantee under the Code are not less favorable to the Grantee than the tax consequences of the Replaced Award, (v) that Vests subject to the Grantee’s continuous employment in substantially equal installments on each of the first four anniversaries of the Date of Grant and (vi) the other terms and conditions of which are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. The determination of whether the conditions of this Section 4(c) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)

If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause (as defined herein) or by the Grantee for Good Reason (as defined herein), in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, 100% of the Replacement Award shall Vest upon such termination.

(e)

“Cause” shall mean (i) “Cause” as defined in an individual employment agreement then in effect between the Grantee and the Company (an “Employment Agreement”), if any, or (ii) if the Grantee does not then have an effective Employment Agreement or such Employment Agreement does not define “Cause,” then: (A) any use or misappropriation by the Grantee of the Company’s, its parent’s, an affiliate’s or a subsidiary’s funds, assets or property for any personal or other improper purpose; (B) any act of moral turpitude, dishonesty, or fraud by or felony conviction of the Grantee whether or not such acts were committed in connection with the Company’s, an affiliate’s or a subsidiary’s business; (C) any failure by the Grantee substantially to perform the lawful instructions of the person(s) to whom the Grantee reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Grantee of such failure and fifteen (15) days within which to cure such failure; (D) any willful or gross misconduct by the Grantee in connection with the Grantee’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates; (E) any failure by the Grantee to follow a material Company policy following written notice by the Company to the Grantee of such failure and fifteen (15) days within which to cure such failure; or (F) any material breach by the Grantee of an effective Employment Agreement following written notice by the Company to the Grantee of such breach and fifteen (15) days within which to cure such breach. Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

(f)

“Good Reason” shall mean, in the absence of the prior written consent of the Grantee (i) “Good Reason” as defined in the Employment Agreement, if any, or (ii) if the Grantee does not then have an effective Employment Agreement or such Employment Agreement does not define “Good Reason,” then: (A) a material diminution in the Grantee’s duties, authorities or responsibilities; (B) a material reduction of the Grantee’s annual base salary or target annual incentive opportunity; (C) relocation of the Grantee’s primary workplace beyond a 50 mile radius from its current location; or (D) any material breach by the Company of an effective Employment Agreement with the Grantee; provided, however, that for purposes of subsection (ii) the Grantee’s termination of employment shall not be deemed to be for Good Reason unless (x) the Grantee has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (y) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

5.    Form and Time of Payment of RSUs.

(a)

Payment for the RSUs, after and to the extent they have become Vested, shall be made in the form of Common Stock. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs Vest pursuant to Section 4 hereof.

(b)	The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.

6.    Dividend Equivalents; Voting and Other Rights.

(a)

The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.

(b)

From and after the Date of Grant and until the earlier of (i) the time when the RSUs Vest and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Administration. This Agreement will be administered by the Compensation Committee of the Board (or its successors) or any other committee of the Board designated by the Board to administer this Agreement (which members meet the requirements for independence under the Nasdaq Stock Market Listing Rules) (the “Committee”). For purposes of this Agreement and the Grant, any references to “Committee” in the Plan shall be deemed references to the Committee as defined herein. The interpretation and construction by the Committee of any provision of this Agreement and any determination by the Committee pursuant to any provision of this Agreement or of any notification or document related hereto will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, subject to Section 15, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained or referenced in this Agreement, and no authorization in any section or other provision of this Agreement is intended or may be deemed to constitute a limitation on the authority of the Committee.

8.    Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment upon terms substantially similar to those terms and conditions set forth in Section 11 of the Plan.

9.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Company will withhold any taxes required to be withheld by the Company under federal, state, local or foreign law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. The shares so retained shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld.

10.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11.    Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Grant comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Grant shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Grant to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

12.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

13.    No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

14.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15.    Amendments. The Committee may at any time and from time to time amend this Agreement in whole or in part; provided, however, that if an amendment to this Agreement requires approval by the Stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the shares of Common Stock are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained; provided further, that no amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s written consent. Notwithstanding the foregoing, the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

16.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.    Relation to Plan. This Grant has not been awarded pursuant to the Plan, but this Grant and Agreement are subject to terms and conditions that are substantially the same as those set forth in the Plan that are applicable to Restricted Stock Units. Notwithstanding the foregoing, and for the avoidance of doubt, the share limitations and share counting and recycling rules set forth in the Plan shall not apply with respect to the Grant. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

18.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs by electronic means or request the Grantee’s consent to participate in the Agreement by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the administration of this Grant through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

21.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has had an opportunity to review the terms of this Agreement, (b) understands the terms and conditions of this Agreement and (c) agrees to such terms and conditions.

22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

CECO ENVIRONMENTAL CORP.

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Chairman of the Board of Directors

Grantee Acknowledgment and Acceptance

By:	/s/ Todd Gleason
Name:	Todd Gleason

[Gleason RSU Inducement Agreement]